Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

April 2013 Performance Update

The Frontier Fund Supplement Dated April 30, 2013 to Prospectus Dated April 30, 2013.

The Frontier Fund Class 1 New

THE FRONTIER FUND’S GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	April 30, 2013	April 30, 2013	NAV / Unit
	MTD	YTD
Frontier Diversified Series-1	3.70%	2.39%	$96.66
Frontier Long/Short Commodity Series-1a	-0.09%	-0.65%	$107.88
Frontier Masters Series-1	4.35%	4.86%	$106.02

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of April 30, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$384,236.64
Unrealized trading gain (loss)	2,155,900.36
Less: Commissions	(60,171.03)
Less: Trading Fee paid to Managing Owner	(113,367.84)
Interest income	80,441.24

Total Income	2,447,039.37
EXPENSES
Broker service fees	95,613.01
Incentive fees	300,609.96
Management fees	71,174.64

Total Expenses	467,397.61

Net Income (Loss)	$1,979,641.76

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	580,955.19467	$54,151,337.80	$93.21
Current month additions	154.27252	14,938.12
Current month redemptions	(21,009.99435)	(2,009,256.00)
Net income (loss) for current month		1,979,641.76	3.45

Net asset value, end of current month	560,099.47000	$54,136,661.68	$96.66

	Monthly rate of return		3.70%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—DIVERSIFIED SERIES—1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(350,078.92)
Unrealized trading gain (loss)	437,838.46
Less: Commissions	(17,896.64)
Less: Trading Fee paid to Managing Owner	(36,157.80)
Interest income	36,488.33

Total Income	70,193.43
EXPENSES
Broker service fees	30,504.01
Incentive fees	0.00
Management fees	57,129.88

Total Expenses	87,633.89

Net Income (Loss)	$(17,440.46)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	163,205.45825	$17,621,991.19	$107.97
Current month additions	239.76138	25,812.62
Current month redemptions	(6,875.63552)	(740,081.92)
Net income (loss) for current month		(17,440.46)	(0.09)

Net asset value, end of current month	156,569.58000	$16,890,281.43	$107.88

	Monthly rate of return		-0.09%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—LONG/SHORT COMMODITY SERIES—1a

THE FRONTIER FUND MASTERS SERIES—1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$349,918.03
Unrealized trading gain (loss)	1,323,737.28
Less: Commissions	(19,552.53)
Less: Trading Fee paid to Managing Owner	(71,918.73)
Interest income	53,581.62

Total Income	1,635,765.67
EXPENSES
Broker service fees	60,667.88
Incentive fees	24,697.94
Management fees	80,667.56

Total Expenses	166,033.38

Net Income (Loss)	$1,469,732.29

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	334,069.68016	$33,943,368.84	$101.61
Current month additions	847.36332	88,039.84
Current month redemptions	(5,151.14165)	(537,883.43)
Net income (loss) for current month		1,469,732.29	4.41

Net asset value, end of current month	329,765.90000	$34,963,257.54	$106.02

	Monthly rate of return		4.35%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—MASTERS SERIES—1

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$776,890.45
Unrealized trading gain (loss)	4,309,610.06
Less: Commissions	(120,795.48)
Less: Trading Fee paid to Managing Owner	(227,535.90)
Interest income	161,432.54

Total Income	4,899,601.67
EXPENSES
Trading fees	0.00
Broker service fees	107,648.97
Incentive fees	605,158.94
Management fees	142,844.05

Total Expenses	855,651.96

Net Income (Loss)	$4,043,949.71

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,122,409.16439	$108,100,321.27	$96.31
Current month additions	322.14449	31,938.12
Current month redemptions	(30,454.29377)	(2,970,901.56)
Net income (loss) for current month		4,043,949.71	3.67

Net asset value, end of current month	1,092,277.01000	$109,205,307.54	$99.98

	Monthly rate of return		3.81%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(976,256.03)
Unrealized trading gain (loss)	1,220,077.71
Less: Commissions	(50,002.76)
Less: Trading Fee paid to Managing Owner	(70,841.97)
Interest income	101,991.94

Total Income	224,968.89
EXPENSES
Trading fees	0.00
Broker service fees	32,686.36
Incentive fees	0.00
Management fees	214,133.65

Total Expenses	246,820.01

Net Income (Loss)	$(21,851.12)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	402,286.77735	$49,701,214.02	$123.55
Current month additions	283.10262	30,812.62
Current month redemptions	(17,763.64795)	(2,251,807.32)
Net income (loss) for current month		(21,851.12)	(0.22)

Net asset value, end of current month	384,806.22000	$47,458,368.20	$123.33

	Monthly rate of return		-0.17%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$511,849.67
Unrealized trading gain (loss)	1,940,208.16
Less: Commissions	(28,652.98)
Less: Trading Fee paid to Managing Owner	(105,402.00)
Interest income	78,529.54

Total Income	2,396,532.39
EXPENSES
Trading fees	0.00
Broker service fees	64,198.53
Incentive fees	36,173.93
Management fees	118,223.86

Total Expenses	218,596.32

Net Income (Loss)	$2,177,936.07

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	480,590.37587	$49,855,159.09	$103.74
Current month additions	935.47334	98,039.84
Current month redemptions	(8,676.62927)	(928,712.08)
Net income (loss) for current month		2,177,936.07	4.54

Net asset value, end of current month	472,849.22000	$51,202,422.92	$108.28

	Monthly rate of return		4.38%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER MASTERS SERIES